                                 EXHIBIT 3(i).2
                     AMENDMENT TO ARTICLES OF INCORPORATION

                                       OF

                               Air Epicurean, Inc.

                (after payment of capital and issuance of stock)

         We the Undersigned, Officers of Air Epicurean, Inc. ("the Corporation")
hereby certify:

         The Board of Directors of the Corporation at a meeting of duly convened and held on April  24,  1997  adopted a  resolution  to amend  the  Articles  of
Incorporation as Originally filed and/or amended.

         Article One is superseded and replaced as follows:

         Article I. The name of the Corporation shall be Ikon Ventures, Inc.

         The number of shares of the  Corporation  outstanding  and  entitled to vote on an amendment to the Articles of  Incorporation  is  25,550,000;  and the
foregoing  changes  and  amendment  have  been  consented  to  and  approved  by affirmative  vote of 23,720,000  shares, a majority vote of 92% of each class of stock  outstanding  and entitled to vote thereon,  at a Meeting of  Shareholders duly called upon notice;  immediately  following which approval,  this amendment was adopted by the Board of Directors.

Matthew R. Bauer                                                  J. Dan Sifford
PRESIDENT                                                         SECRETARY